Exhibit 99.1

News Release

Contact:
Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 3rd quarter earnings

NEW ALBANY, Ind. (October 19, 2004) - Community Bank Shares of Indiana, Inc. (NASDAQ-CBIN) reported results for the third quarter ended September 30, 2004. A summary of the Company's third quarter results follows:

    Third quarter ended September 30,         2004             2003      Change
    ---------------------------------         ----             ----      ------
    Net income                             $ 657,000        $ 509,000     29.1%
    Net income per share, basic            $    0.28        $    0.21     33.3%
    Net income per share, diluted          $    0.27        $    0.21     28.6%

"We are pleased to report that net income increased 29% for the third quarter of 2004 when compared to the same period in 2003. We were able to improve net income by managing our balance sheet and net interest margin. We continued to grow our interest earning assets and funded that growth through an increase in deposits," stated James D. Rickard, President and Chief Executive Officer. "We are especially encouraged about the increase in our net income given the fact that our non-interest income decreased 25% over this same period. These results show that our core banking business provides a solid foundation from which we can continue to grow our net interest income.

"Our commitment to the retail banking segment of our business is apparent from our third quarter results. We have concentrated efforts on attracting lower cost funding, as evidenced by the opening of over 4,300 new transaction accounts during 2004. Additionally, we have opened nearly 300 new home equity lines of credit during the first nine months of 2004 with current balances totaling over $8 million dollars," continued Mr. Rickard.

Net income also benefited from the Company's improved asset quality as classified loan balances decreased 13.3%, or $2.9 million, from September 30, 2003. The improved asset quality led to a 21.2% reduction in the provision for loan losses for the third quarter of 2004 when compared to the same period in 2003.

Total assets increased 8.7% for the nine months ended September 30, 2004 and 13.2% from September 30, 2003 to $566.6 million. The growth in assets was driven by the Company's strong loan origination and deposit gathering functions as total deposits increased 13.9% for the nine months ended September 30, 2004 and 15.1% from September 30, 2003 to $388.8 million.

Net interest income increased $462,000 for the third quarter of 2004 compared to the third quarter of 2003 due to the growth in the Company's earning assets (primarily commercial and home equity loans) and a higher net interest margin. The net interest margin for the third quarter of 2004 was 2.86% compared to 2.76% for the equivalent period in 2003. Growth in total assets was supported by the issuance of subordinated debentures in June 2004, which were used to fund loan growth and purchase available for sale securities. The subordinated debentures were issued to increase regulatory capital and support future growth of the Company.

Non-interest income decreased 25% to $826,000 for the third quarter of 2004 compared to the same period in 2003 as a result of decreases in gains on the sales of available for sale securities and mortgage loans. Mortgage loan sales declined due to a general increase in mortgage interest rates. The decline in non-interest income was partially offset by an 11.4% increase in service charges on deposit accounts, fueled in part by the opening of approximately 2,300 new non-interest bearing checking accounts during the first nine months of 2004.

Non-interest expense increased only 1.6% for the three months ended September 30, 2004 when compared to the same period in 2003.

Mr. Rickard added in closing, "We will continue to maintain a focused commitment to the highest levels of customer service and appreciate the continued support of our customers, shareholders and employees. We know that this focus on exceptional customer service will continue to drive us toward improved financial performance."

Community Bank Shares of Indiana, Inc. is the parent company of Community Bank of Southern Indiana in New Albany, Indiana, a full-service banking subsidiary. The Company is traded on the NASDAQ under the symbol CBIN.

Statements in this press release relating to the Company's plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company's 2003 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

                          [TABULAR INFORMATION FOLLOWS]

CONSOLIDATED CONDENSED
BALANCE SHEETS
(Unaudited)

                                                             September 30,   December 31,    September 30,
                                                                 2004            2003            2003
                                                             -------------   ------------    -------------
                                                                            (In thousands)
ASSETS
Cash and due from banks                                        $ 11,268        $ 10,164        $  8,504
Interest bearing deposits in other financial institutions         1,053           2,217           4,984
Securities available for sale, at fair value                     94,566          83,143          75,035
Loans, net                                                      423,651         391,199         377,216
Premises and equipment, net                                      11,726          11,331          11,302
Other assets                                                     24,288          23,261          23,266
                                                               ----------------------------------------
     Total Assets                                              $566,552        $521,315        $500,307
                                                               ========================================

LIABILITIES
Deposits
     Non-interest bearing                                      $ 40,977        $ 34,386        $ 38,109
     Interest bearing                                           347,793         306,929         299,747
                                                               ----------------------------------------
         Total deposits                                         388,770         341,315         337,856
Short-term borrowings                                            41,396          45,325          29,432
Federal Home Loan Bank advances                                  83,000          90,200          88,000
Subordinated debentures                                           7,000              --              --
Other liabilities                                                 3,301           2,186           2,825
                                                               ----------------------------------------
     Total Liabilities                                          523,467         479,026         458,113
                                                               ----------------------------------------

STOCKHOLDERS' EQUITY
Stockholders' equity                                             43,085          42,289          42,194
                                                               ----------------------------------------
     Total Liabilities and Stockholders' Equity                $566,552        $521,315        $500,307
                                                               ========================================

CONSOLIDATED CONDENSED
STATEMENTS OF INCOME
(Unaudited)

                                             Three Months Ended                       Nine Months Ended
                                                September 30,                           September 30,
                                         --------------------------               --------------------------
                                          2004                2003                 2004               2003
                                         ------              ------               -------            -------
                                     (In thousands, except share data)        (In thousands, except share data)
Interest income                          $7,027              $6,297               $20,241            $18,808
Interest expense                          3,237               2,969                 9,364              8,761
                                         -------------------------------------------------------------------
Net interest income                       3,790               3,328                10,877             10,047
Provision for loan losses                   260                 330                   980                959
Non-interest income                         826               1,107                 2,439              2,879
Non-interest expense                      3,549               3,493                10,053              9,701
                                         -------------------------------------------------------------------
Income before income taxes                  807                 612                 2,283              2,266
Income tax expense                          150                 103                   414                469
                                         -------------------------------------------------------------------
Net income                               $  657              $  509               $ 1,869            $ 1,797
                                         ===================================================================
Basic earnings per share                 $ 0.28              $ 0.21               $  0.78            $  0.76
Diluted earnings per share               $ 0.27              $ 0.21               $  0.77            $  0.75
                                         ===================================================================